Exhibit 15.1

May 7, 2008

The Board of Directors and Stockholders, Sun Microsystems, Inc.

We are aware of the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-18602, 33-33344, 333-38163, 333-40675, 333-59503, 333-62987, 333-65531, 333-72413, 333-86267, 333-89391, 333-35796, 333-45540, 333-52314, 333-59466, 333-61120, 333-62034, 333-68140, 333-98097, 333-101332, 333-108639, 333-109303, 333-111968, 333-114550, 333-122586, 333-127063, 333-128324, 333-128325, 333-131507, 333-138593, and 333-147268; and Form S-3 Nos. 333-81101 and 333-142795) of Sun Microsystems, Inc. of our reports dated November 5, 2007, February 4, 2008 and May 7, 2008, relating to the unaudited condensed interim consolidated financial statements of Sun Microsystems, Inc. that are included in its Form 10-Q for the quarters ended September 30, 2007, December 30, 2007 and March 30, 2008.

Very truly yours,

/s/ Ernst & Young LLP